Exhibit 99

Farmers & Merchants Bancorp (FMCB)
Reports Record Third Quarter and
Year-to-Date Earnings

Third Quarter 2023 Highlights

◾	Net income of $22.0 million, or $29.23 per share; up 12.8% or 16.0% on a per share basis from third quarter 2022;

◾	Net income of $86.9 million, or $114.13 per share on a trailing twelve-month basis;

◾	Achieved a return on average assets of 1.65% and a return on average equity of 16.80%;

◾	Growth in deposits of 2.38% and loans of 1.88% compared to the second quarter 2023; with no brokered deposits;

◾
Strong liquidity position with $668.4 million in cash (or 12.4% of total assets), $106.5 million in available-for-sale investment securities and a borrowing capacity of $2.2 billion with no outstanding borrowings as of September 30, 2023;

◾	Strong capital position with a total risk-based capital ratio of 13.97%, common equity tier 1 ratio of 12.48%, tier 1 leverage ratio of 10.22% and a tangible common equity ratio of 9.64%;

◾	Credit quality remains strong and the total allowance for credit losses strengthened to 2.14%.

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), reported third quarter net income of $22.0 million, or $29.23 per diluted common share for the third quarter of 2023 compared with $19.5 million, or $25.20 per diluted common share for the third quarter of 2022 an increase of 12.8% or 16.0% on a per share basis.  Annualized return on average assets was 1.65% and return on average equity was 16.80% for the third quarter of 2023 compared with 1.45% and 16.64% in the third quarter of 2022. The expense efficiency ratio for the third quarter was 42.89% compared with 46.86% in the third quarter of 2022.

Net income for the nine-months ended September 30, 2023 was a record $66.9 million, or $88.06 per diluted common share compared with $55.0 million, or $70.47 per diluted common share, for the same period in 2022 an increase of 21.5% or 25.0% on a per share basis. Annualized return on average assets was 1.70% and return on average equity was 17.43% for the nine-months ended September 30, 2023 compared with 1.37% and 15.75% for the same period a year earlier. The nine-months ended September 30, 2023 included net losses of $5.7 million on the sale of securities to reposition the investment portfolio and a $4.3 million death benefit gain on bank-owned life insurance, both in the first quarter.

CEO Commentary

Kent Steinwert, Farmers & Merchants Bancorp’s Chairman, President and Chief Executive Officer, stated, “We are very pleased with the Company’s financial performance in the third quarter of 2023 highlighted by net income of $22.0 million and record year-to-date net income of $66.9 million.  Our earnings per share over the trailing twelve months ended September 30, 2023 totaled $114.13, up 25.83% compared with $90.70 per share for the same trailing period a year ago. Our results reflect the dedication and efforts of all our employees and their focus on being a strong and stable partner for our customers and communities.  By growing deposits, we increased our already strong liquidity position and balance sheet at quarter end with $668.4 million in cash, $106.5 million of available-for-sale investments, no outstanding borrowings and access to $2.2 billion in borrowing capacity. Our regulatory capital levels continued to increase during the third quarter and our capital position remains strong and significantly above the regulatory thresholds for well-capitalized. Additionally, our tangible common equity ratio increased to 9.64%. Our total deposits, all of which are core deposits since we have no brokered deposits, grew $110.5 million or 2.38% during the third quarter compared to the second quarter of 2023 and our cost of deposits of 1.01% for the third quarter highlights our disciplined approach to effectively managing our deposit costs.  Our loan portfolio grew $65.5 million or 1.88% during third quarter compared to the second quarter of 2023 as we continue to lend and serve the needs of our customers and local communities. Credit quality continues to remain strong with net recoveries of $274,000 for the first nine-months of 2023 while our total allowance for credit losses strengthened to 2.14%. Our Company remains in excellent financial condition and is well positioned to meet any challenges that might arise in the future as we have for the past 107 years.”

Earnings

Net interest income for the quarter ended September 30, 2023 was $53.4 million, an increase of $3.0 million, or 5.9%, when compared with $50.5 million in the same quarter in 2022. The Company’s net interest margin increased to 4.20% in the third quarter of 2023 compared with 3.95% in the third quarter of 2022. Loan yields increased to 5.87% in the third quarter of 2023 compared to 5.06% in the third quarter of 2022.

Net interest income for the nine-months ended September 30, 2023 was $161.6 million, an increase of $24.2 million, or 17.6%, when compared with the $137.4 million for the same period in 2022. The Company’s net interest margin increased to 4.32% for the nine-months ended September 30, 2023 compared with 3.61% for the same period in 2022.

Net income over the trailing twelve months ended September 30, 2023 was $86.9 million compared with $71.0 million for the same trailing period a year earlier.  Earnings per share over the trailing twelve months ended September 30, 2023 totaled $114.13, up 25.83% compared with $90.70 per share for the same trailing period a year ago and $83.33 per share for the same period two years ago.

Balance Sheet

Total assets at quarter-end grew $125.0 million or 2.4% to $5.4 billion compared to June 30, 2023. Total loans and leases outstanding were $3.6 billion, an increase of $65.5 million or 1.88% from June 30, 2023 and an increase of $233.3 million or 7.02% from September 30, 2022. As of September 30, 2023 the total investment securities portfolio was $932.5 million a decrease of $20.6 million from June 30, 2023 as the Company chose to reinvest cash flows from the investment portfolio into funding loan growth and further increasing cash balances at the Federal Reserve. The investment portfolio is comprised of $106.5 million in available for sale securities and $826.0 million in held to maturity securities. Accumulated other comprehensive losses in the available for sale securities portfolio increased $3.6 million to $20.2 million as of September 30, 2023 compared to June 30, 2023. Total deposits increased $110.5 million, or 2.38% to $4.7 billion at September 30, 2023 compared to June 30, 2023. Our deposit growth during the quarter continues to be organic from our customer base, as we have no brokered deposits. Our loan to deposit ratio was 75.1% as of September 30, 2023 down slightly from 75.5% as of June 30, 2023 and up from 67.9% as of September 30, 2022.

Credit Quality

The Company’s credit quality remained strong with only $4.5 million of non-performing loans and leases as of September 30, 2023 and a delinquency ratio of 0.19% of total loans with the increase in non-performing loans due to one borrower. The Company recorded a provision for credit losses on loans of $3.0 million during the third quarter of 2023 resulting in an allowance for credit losses of $74.2 million, or 2.08% of total loans and leases as of September 30, 2023 up slightly from 2.03% as of June 30, 2023. The total allowance for credit losses on loans, leases and unfunded commitments as of September 30, 2023 is $76.2 million or 2.14%. Net recoveries were $47,000 in the third quarter of 2023 compared to $38,000 in the third quarter of 2022. Net recoveries were $274,000 for the first nine-months of 2023 compared to $4,000 for the first nine-months of 2022. Net recoveries over the trailing twelve months were $91,000.

Capital

The Company’s and Bank’s regulatory capital ratios remain strong and increased from June 30, 2023.  At September 30, 2023, the Company’s preliminary total risk-based capital ratio was 13.97%, the common equity tier 1 capital ratio was 12.48% and the tier 1 leverage capital ratio was 10.22% an increase from 13.71%, 12.22% and 10.21% as of June 30, 2023, respectively.  At September 30, 2023, all F&M Bank capital ratios exceeded the regulatory requirements to be classified as “well capitalized”.  At September 30, 2023, the tangible common equity ratio was 9.64% an increase of 131 basis points from the 8.33% as of September 30, 2022.  Tangible book value per share increased to $687.57 at September 30, 2023, up 16.73% compared with $589.03 a year ago.

During the third quarter, the Company repurchased 2,510 shares bringing the total to 16,324 shares for the nine-months ended September 30, 2023. The Company has repurchased a total of 17,126 shares or $17.0 million under the $20.0 million share repurchase program authorized in November 2022.

About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp was recently named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022. The selection of Farmers & Merchants Bancorp as the best performing bank in 2022 was based on using five metrics to assess performance from data compiled by Piper Sandler & Co. using S&P Global Market Intelligence data.

Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 50 publicly traded companies referred to as “Dividend Kings”, and is ranked 15th in that group.

F&M Bank is the 14th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 CRA evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding 107 years ago.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”. Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, water management issues in California and general economic conditions, inflation, recessions, natural disasters, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

FINANCIAL HIGHLIGHTS
	Three-Months Ended			Nine-Months Ended
(dollars in thousands, except per share amounts)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Earnings and Profitability:
Interest income	$65,713	$61,017	$51,713	$186,362	$140,502
Interest expense	12,272	8,595	1,256	24,777	3,117
Net interest income	53,441	52,422	50,457	161,585	137,385
Provision for credit losses	3,000	2,557	1,500	7,057	3,000
Noninterest income	3,606	5,447	1,559	12,513	9,383
Noninterest expense	24,468	26,822	24,375	79,473	71,194
Income before taxes	29,579	28,490	26,141	87,568	72,574
Net income	$22,034	$21,308	$19,536	$66,889	$55,037

Diluted earnings per share	$29.23	$28.03	$25.20	$88.06	$70.47
Return on average assets	1.65%	1.65%	1.45%	1.70%	1.37%
Return on average equity	16.80%	16.60%	16.64%	17.43%	15.75%

Loan yield	5.87%	5.75%	5.06%	5.77%	4.86%
Cost of average total deposits - core deposits	1.01%	0.74%	0.09%	0.70%	0.08%
Net interest margin - tax equivalent	4.20%	4.27%	3.95%	4.32%	3.61%
Effective tax rate	25.51%	25.21%	25.27%	23.61%	24.16%
Efficiency ratio	42.89%	46.35%	46.86%	45.65%	48.51%
Book value per share	$705.60	$682.16	$607.37	$705.60	$607.37

Balance Sheet:
Total assets	$5,375,375	$5,250,378	$5,466,781	$5,375,375	$5,466,781
Cash and cash equivalents	668,361	586,972	882,883	668,361	882,883
Total securities	932,508	953,089	1,030,119	932,508	1,030,119
of which available for sale	106,493	114,643	177,454	106,493	177,454
of which held to maturity	826,015	838,446	852,665	826,015	852,665
Gross Loans	3,567,807	3,502,064	3,332,472	3,567,807	3,332,472
Allowance for credit losses - Loans	74,159	71,112	63,617	74,159	63,617
Total deposits	4,748,767	4,638,313	4,909,257	4,748,767	4,909,257
Borrowings	-	-	-	-	-
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total shareholders' equity	$530,623	$514,709	$468,178	$530,623	$468,178

Loan-to-deposit ratio	75.13%	75.50%	67.88%	75.13%	67.88%
Percentage of checking deposits to total deposits	51.72%	52.09%	60.32%	51.72%	60.32%

Capital ratios (Bancorp) (1)
Common equity tier 1 capital to risk-weighted assets	12.48%	12.22%	11.82%	12.48%	11.82%
Tier 1 capital to risk-weighted assets	12.72%	12.46%	12.06%	12.72%	12.06%
Risk-based capital to risk-weighted assets	13.97%	13.71%	13.32%	13.97%	13.32%
Tier 1 leverage capital ratio	10.22%	10.21%	9.12%	10.22%	9.12%
Tangible Common Equity Ratio (2)	9.64%	9.57%	8.33%	9.64%	8.33%

(1) Capital information is preliminary for September 30, 2023
(2) Non-GAAP measurement

Non-GAAP measurement reconciliation:
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022

Shareholders' equity	$530,623	$514,709	$468,178
Less: Intangible assets	13,563	13,705	14,140
Tangible common equity	$517,060	$501,004	$454,038

Total Assets	$5,375,375	$5,250,378	$5,466,781
Less: Intangible assets	13,563	13,705	14,140
Tangible assets	$5,361,812	$5,236,673	$5,452,641

Tangible common equity ratio(1)	9.64%	9.57%	8.33%

(1)   Tangible common equity divided by tangible assets